SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 15, 2007

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

ON Semiconductor Corporation
5005 E. McDowell Road
Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As reported by ON Semiconductor Corporation (“ON Semiconductor”) in a Current Report on Form 8-K filed on April 5, 2007, Semiconductor Components Industries, LLC (“SCI LLC”), a wholly owned subsidiary and primary operating company of ON Semiconductor, entered into an Agreement for Sale and Purchase (“Sale Agreement”) dated March 30, 2007 with Ridge Property Services II, LLC (“Ridge”). Subject to the terms and conditions of the Sale Agreement, SCI LLC agreed to sell, and Ridge agreed to purchase, approximately 20 acres of surface rights and certain improvements owned by SCI LLC and located at 52nd Street in Phoenix, Arizona adjacent to ON Semiconductor’s corporate headquarters (collectively, the “Property”) for a purchase price of approximately $11.5 million, subject to adjustment. The Sale Agreement provided for a due diligence period for the purpose of determining the feasibility of Ridge acquiring the Property. During the due diligence period, Ridge determined that the acquisition of the Property was not feasible as originally contemplated and by written notice to SCI LLC dated May 15, 2007 Ridge exercised its right to terminate the Sale Agreement. As a result of this termination, ON Semiconductor no longer expects to close on the Property sale transaction under the previous terms and conditions of the Sale Agreement, which would have triggered an estimated gain of approximately $10.0 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: May 21, 2007	By:	/s/ GEORGE H. CAVE
George H. Cave
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary

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